UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported)	October 28, 2002

Commission file number	333-43157

NORTHLAND CABLE TELEVISION, INC

(Exact name of registrant as specified in its charter)

STATE OF WASHINGTON	91-1311836

(State or other jurisdiction of incorporation )	(I.R.S. Employer Identification No.)

AND SUBSIDIARY GUARANTOR:

NORTHLAND CABLE NEWS, INC

(Exact name of registrant as specified in its charter)

STATE OF WASHINGTON	91-1638891

(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

101 STEWART STREET, SUITE 700 SEATTLE, WASHINGTON	98101

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(206) 621-1351

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

Yes [X] No [ ]

This filing contains 3 pages. Exhibits index appears on page 2.

ITEM 5. Other Information
ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.
SIGNATURES

ITEM 5. Other Information

On October 28, and December 31, 2002, Northland Cable Television, Inc. (the “Company”) executed purchase and sale agreements to sell the operating assets and franchise rights of its cable systems serving the communities of Port Angeles, Washington and Aiken, South Carolina, respectively. The systems will be sold independently of each other to unaffiliated third parties. The two systems together serve approximately 21,850 subscribers, representing approximately 20.2% of the Company’s total subscribers at December 31, 2002. Both transactions are expected to close by the end of March 2003, and are subject to customary closing conditions.

Port Angeles, Washington

The terms of the purchase and sale agreement dated October 28, 2002 included a sales price of $2,056 per subscriber, and required that approximately $879,000 of the gross proceeds be placed in escrow to secure compliance with representations and warranties, to be released to the Company one year from the closing of the transaction. On December 23, 2002, an amendment to the purchase and sale agreement was executed, decreasing the sales price to $2,000 per subscriber at closing. The adjustment to the purchase price affects only the holdback portion of the proceeds, reducing the amount to approximately $575,000. After adjusting for the amended holdback and transaction related costs, management estimates that the net proceeds to be received upon closing will be approximately $10.6 million, all of which will be used to pay down amounts outstanding under the Company’s Senior Credit Facility (currently $68,031,182). As of December 31, 2002, the Port Angeles system served approximately 5,720 subscribers or approximately 5.3% of the Company’s total subscribers. For the nine months ended September 30, 2002, the system represented approximately 5.3% of the Company’s total revenues and generated system operating cash flow, after deducting management fee expense, of approximately $891,000.

Aiken, South Carolina

The Aiken system is being sold for $2,760 per subscriber at closing. According to the terms of the agreement, approximately $3.7 million of the total purchase price will be held in escrow to secure compliance with representations and warranties for a period of one year, at which time it will be released to the Company. Management estimates that after accounting for the required holdback and transaction related costs, the Company will receive net proceeds of approximately $40.2 million upon closing, which will also be used to repay amounts outstanding under the Company’s Senior Credit Facility. The Aiken system served approximately 16,130 subscribers as of December 31, 2002, or approximately 14.9% of the Company’s total subscribers. For the nine months ended September 30, 2002, the system accounted for approximately 15.0% of the Company’s total revenues and generated system operating cash flow, after deducting management fee expense, of approximately $2,618,000.

Some of the statements in this filing are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing verbs such as ‘aims, anticipates, believes, estimates, expects, hopes, intends, plans, predicts, projects or targets’ or nouns corresponding to such verbs. Forward-looking statements also include any other passages that are primarily relevant to expected future events or that can only be fully evaluated by events that will occur in the future. Forward-looking statements in this filing include, without limitation, the statements regarding the estimated proceeds of the sale. There are many risks and uncertainties that could cause actual results to differ materially from those predicted in our forward-looking statements. Without limitation, these factors include the following: if conditions to closing the transactions are not satisfied, the transactions may not be consummated or may be consummated on terms (including the purchase price) that are different from the terms currently agreed to by the parties, and management’s current estimates of holdback amounts and related transaction costs may be materially different from the actual amounts determined at closing.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

(a)	Not applicable.

(b)	Not applicable.

(c)	Exhibits.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Northland Cable Television, Inc. and Subsidiary

SIGNATURES		CAPACITIES	DATE

/s/	Richard I. Clark	Executive Vice President, Treasurer	1-23-03
and Assistant Secretary
Richard I. Clark

/s/	Gary S. Jones	President	1-23-03

Gary S. Jones